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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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NEWS
For Immediate Release                                   [LOGO - ELPASO]

                EL PASO CORPORATION ANNOUNCES FOURTH QUARTER
                         AND FULL YEAR 2002 RESULTS

HOUSTON, TEXAS, MARCH 31, 2003--El Paso Corporation (NYSE:EP) today announced its earnings for the fourth quarter and full year 2002.

FOURTH QUARTER RESULTS                            QUARTER ENDED DEC. 31

(In millions, except per share amounts)             2002            2001
                                                ----------     -----------
GAAP net income (loss)                          $(1,736)           $375
Non-recurring items                               1,329              37
Pro Forma net income (loss)                     $(  407)           $412

GAAP earnings (loss) per share                  $ (2.92)           $.72
Non-recurring items                                2.23             .07
Pro forma earnings (loss) per share             $(  .69)           $.79


                           FOURTH QUARTER RESULTS

El Paso reported a net loss of $1,736 million, or a loss of $2.92 per diluted share, for the fourth quarter of 2002, which compares with earnings of $375 million, or $.72 per diluted share, in the fourth quarter of 2001. On a pro forma basis, the company reported a fourth quarter 2002 loss of $407 million, or a loss of $.69 per diluted share, compared with earnings of $412 million, or $.79 per diluted share, in the fourth quarter of 2001. A complete schedule of non-recurring items is attached to this release. Fourth quarter 2002 non-recurring items total $1,329 million, or $2.23 per diluted share, and fall into three principle categories:

     o The Western energy settlement that was announced on March 21, 2003--$644 million after-tax, or $1.08 per diluted share.

     o The early implementation of EITF 02-3, which eliminates the use of mark-to-market accounting for certain energy contracts--$222 million after tax, or $.37 per diluted share.

     o Various asset impairments, which include the company's Australian pipeline investment, telecom dark fiber, power turbines, and other assets along with gains on asset sales and restructuring costs--$463 million after tax, or $.78 per diluted share.

The fourth quarter 2002 decrease in value of the trading book, which was $444 million after-tax, when added to the non-recurring charges for the implementation of EITF 02-3 and various asset impairments total $1,129 million, which is consistent with the company's guidance of February 5, 2003.

"The events of 2002 created significant challenges for El Paso, but we have taken and continue to take the steps necessary to strengthen our financial position and preserve the value of our core businesses going forward," said Ronald L. Kuehn, Jr., chairman and chief executive officer of El Paso Corporation. "In 2002, we sold almost $4 billion of non-core assets, and reduced expenses by $300 million. We also took a number of important steps to enhance our liquidity. On February 5, 2003, El Paso announced a five-point business plan designed to build on last year's progress. I am pleased to report that our 2003 non-core asset sale program is on schedule, with more than 50 percent of the $3.4-billion program either completed or under contract. The company's liquidity has strengthened materially over the past 60 days due to the progress on asset sales and the financings that we have completed. The recent announcement of an agreement in principle to resolve the principal litigation and regulatory proceedings concerning the Western energy crisis is an important step for the company as this settlement will remove a major source of uncertainty. In addition, we are working diligently to complete an extension of our $3-billion bank facility."


                       FOURTH QUARTER SEGMENT RESULTS

PIPELINE GROUP

Fourth-quarter reported earnings before interest and taxes (EBIT) for El Paso's Pipeline Group was a loss of $206 million compared with reported EBIT of $362 million in 2001. 2002 reported results include a charge of $412 million for the Western energy settlement and a $153-million asset impairment charge for the company's pipeline investment in Australia. Expansion projects at Southern Natural Gas Company and Colorado Interstate Gas Company (CIG), the reactivation of the Elba Island LNG facility, higher equity earnings from pipeline joint ventures, and lower operating expenses benefited this quarter's results. These were offset by the sale of CIG's production properties in July 2002, the sale of ANR's ownership in the Alliance pipeline system in November 2002, and lower revenue on the El Paso Natural Gas system. Total pipeline throughput rose 4.8 percent from 2001 levels due to expansion projects and generally colder winter weather.

                                         FOURTH QUARTER ENDED DEC. 31
PIPELINE GROUP RESULTS

(In millions)                                     2002           2001
                                             ------------    ------------
GAAP Operating Income                           $ (103)         $ 321
Non-recurring items(1)                             412            ---
                                                --------        -------
Pro Forma Operating Income                         309            321
Equity and Other Income                           (103)            41
Non-recurring items1                               149            ---
                                                --------        -------
Pro Forma EBIT                                  $  355          $ 362

Total throughput (BBtu/d)                       20,154         19,225

(1) Non-recurring items include the Western energy settlement and impairment of Australian pipeline investment.


PRODUCTION

Production had reported EBIT of $172 million for the fourth quarter 2002 versus $277 million in 2001. 2002 reported results include a $6-million loss relating to an asset impairment on certain of the company's international operations. Total fourth quarter equivalent production declined 21 percent from 2001 levels, primarily due to the sale of proved reserves of approximately 1.8 trillion cubic feet equivalent during 2002. The realized price for natural gas, net of hedges, rose to $3.61 per thousand cubic feet (Mcf) in 2002 from $3.33 per Mcf in 2001, while the realized price for oil, condensate, and liquids, net of hedges, rose to $22.39 from $16.58 per barrel. Total per-unit costs averaged $2.31 per thousand cubic feet equivalent (Mcfe) in the fourth quarter 2002 compared with $1.64 per Mcfe last year. Per-unit costs were affected by increased production taxes due largely to higher commodity prices in 2002, higher depletion costs, and increased corporate expense allocations on lower equivalent production. Fourth quarter 2001 unit costs were favorably impacted by a credit due to an over accrual of production taxes in the first nine months of the year, which reduced fourth quarter per-unit costs by approximately $.12 per Mcfe.

The company has hedged 215 trillion British thermal units (TBtu) or approximately 44 percent of its expected 2003 natural gas production at a NYMEX price of $3.43 per million British thermal unit (MMBtu) or $3.63 per Mcf. The company expects that its 2003 realized price for natural gas will be approximately $.30 less than the NYMEX spot price due to transportation costs and regional price differentials.


PRODUCTION RESULTS                         FOURTH QUARTER ENDED DEC. 31
(In millions)                                      2002            2001
                                              -------------    ------------
GAAP Operating Income                              $170            $277
Non-recurring items(1)                                6             ---
                                                --------        ---------
Pro Forma Operating Income                          176             277
Equity and Other Income                               2             ---
                                                --------        ---------
Pro forma EBIT                                     $178            $277

Natural gas sales volumes (MMcf)                113,546         145,153
Oil, condensate and liquids sales                 3,574           4,333
volumes (MBbls)

Total equivalent sales volumes (MMcfe)          134,992         171,152
Weighted average realized prices:

     Natural gas ($/Mcf)                          $3.61           $3.33
     Oil, condensate and liquids ($/Bbl)         $22.39          $16.58

(1) Non-recurring items include asset impairments on certain international operations.


FIELD SERVICES

Field Services' fourth quarter 2002 reported EBIT was $193 million compared with $61 million for the fourth quarter 2001. Reported results for 2002 include a net benefit of $166 million from asset sale gains offset by an asset impairment charge. Pro forma EBIT for the fourth quarter of 2002 was below 2001 levels due to the sale of $1.5 billion of assets to El Paso Energy Partners (NYSE:EPN) during 2002. Earnings contribution from El Paso Energy Partners increased to $19 million from $11 million in the fourth quarter in the previous year. Gathering and transportation volumes, as well as processing volumes, were down from 2001 levels due to the asset sales. The average gathering and transportation rate rose from the previous year because the sold assets had lower per-unit rates. However, processing rates were lower relative to 2001 as a result of the sale of certain processing plants and the unfavorable pricing relationship between natural gas and natural gas liquids in the fourth quarter of 2002.

FIELD SERVICES RESULTS                    FOURTH QUARTER ENDED DEC. 31

(In millions)                                   2002              2001
                                            ------------      -----------
GAAP Operating Income                           $177               $34
Non-recurring items(1)                          (169)               --
                                              --------          -------
Pro Forma Operating Income                         8                34
Equity and Other Income                           16                27
Non-recurring items(1)                             3                --
                                              --------          -------
Pro forma EBIT                                   $27               $61

Gathering and transportation                   1,839             6,157
volumes (BBtu/d)
Weighted average gathering and                  $.17              $.12
transportation rate ($/MMBtu)

Total processing volumes (Inlet                3,729             4,647
BBtu/d)
Weighted average processing                     $.09              $.11
margins ($/MMBtu)

Total NGL production (Bbl/d)                 134,851           177,672

(1) Non-recurring items include net gains on asset sales offset by an asset impairment.


MERCHANT ENERGY

The Merchant Energy Group's fourth quarter 2002 reported EBIT was a loss of $1,620 million compared with reported EBIT of $257 million in 2001. The 2002 loss resulted primarily from trading activities, which reported losses of $1,209 million, including a $620-million reduction in the value of its trading portfolio and a non-recurring charge of $487 million related to the Western energy settlement. This compares with reported EBIT of $146 million in 2001. Global Power had a fourth quarter 2002 EBIT loss of $257 million compared with EBIT of $161 million in 2001. The reduction is primarily due to lower equity income from Electron and asset impairments totaling $344 million. The Petroleum division had a fourth quarter 2002 EBIT loss of $81 million compared with an EBIT loss of $3 million in 2001. Included in the fourth quarter 2002 are $122 million of impairments and other non-recurring charges.

MERCHANT ENERGY RESULTS                  FOURTH QUARTER ENDED DEC. 31

(In millions)                                     2002           2001
                                          -------------   -------------
GAAP Operating Income                         $(1,525)          $  24
Non-recurring items(1)                            813              15
                                              -------           -----
Pro Forma Operating Income                    $  (712)          $  39
Equity and Other Income (Losses)                  (95)            233
Non-recurring items(1)                            159              35
Pro forma EBIT                                $  (648)          $ 307

(1) Non-recurring items include the Western energy settlement, asset impairments, and severance costs.


                             FULL-YEAR RESULTS

El Paso reported a net loss of $1,467 million, or a loss of $2.62 per diluted share, for the full year 2002, which compares with earnings of $93 million, or $.18 per diluted share, in 2001. 2002 and 2001 results include $1,828 million and $1,636 million of non-recurring charges, respectively, as detailed in the tables attached to this release.

On a pro forma basis, the company reported full-year 2002 earnings of $361 million, or $.64 per diluted share, compared with earnings of $1,729 million, or $3.31 per diluted share, in 2001.

FULL YEAR RESULTS                                    YEAR ENDED DEC. 31

(In millions, except per share amounts)             2002           2001
                                                ---------      ----------
GAAP net income (loss)                          $(1,467)         $   93
Non-recurring items                               1,828           1,636
                                                -------          ------
Pro forma net income (loss)                     $   361          $1,729

GAAP earnings (loss) per share                  $ (2.62)         $  .18
                                                -------          ------
Non-recurring items                                3.26            3.13
Pro forma earnings (loss) per share             $   .64           $3.31

Detailed operating statistics for each of El Paso's businesses are available at www.elpaso.com in the "For Investors" section.


                              LIQUIDITY UPDATE

As of March 28, 2003, El Paso had $3.0 billion of available cash and lines of credit as detailed below.

SOURCES                                (in $ billions)

Available cash                                $1.5
364-day bank facility                          3.0
Multi-year bank facility                       1.0
  Subtotal sources                            $5.5

USES

364-day bank facility                        ($1.5)
Multi-year facility letters of credit         (0.5)
Remainder of multi-year facility              (0.5)
  Subtotal uses                               (2.5)
Net available cash and lines of credit        $3.0

At December 31, 2002, El Paso had $1.6 billion of total cash, $1.1 billion of which was readily available.


                             EARNINGS GUIDANCE

On February 5, 2003, El Paso gave preliminary 2003 earnings guidance of $1.00 per diluted share on a pro forma basis. Based upon a NYMEX natural gas spot price of $4.00 per MMBtu or $4.24 per Mcf for the last eight months of 2003, higher overall interest expense, and the impact of the Western energy settlement, the company continues to expect to earn approximately $1.00 per diluted share on a pro forma basis. After taking into account the potential impact of goodwill associated with the consolidation of Electron assets and liabilities as well as potential book losses upon the disposition of non-core assets, El Paso expects to approximately break even on a GAAP basis.

        CONFERENCE CALL REMINDER; SLIDES TO BE AVAILABLE ON WEB SITE

El Paso Corporation has scheduled a live webcast today at 10:00 a.m. Eastern Standard Time, 9:00 a.m. Central Standard Time, to discuss its financial results, which may be accessed online through our Web site at www.elpaso.com in the For Investors section. A limited number of telephone lines will also be available to participants by dialing (973) 582-2952 ten minutes prior to the start of the webcast.

During the webcast, management will refer to slides that will be posted on our Web site. The slides will be available 30 minutes before the call and can be accessed in the "For Investors" section.

The webcast replay will be available online through our Web site in the For Investors section. A telephone audio replay will be also available through April 7, 2003 by dialing (973) 341-3080 (access code 3822493).

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, midstream services, and power. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
-----------------------------------------------------------------------------

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; material and adverse impacts from our proxy contest with Selim Zilkha; actions by the credit rating agencies; the successful close of financing transactions, including an extension of our bank facilities; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

ADDITIONAL IMPORTANT INFORMATION

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

Shareholders will be able to obtain El Paso's proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, PO Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or by email at proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted herein, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003, as amended by a
Schedule 14A filed by El Paso on March 18, 2003.

CONTACTS
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax: (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554


EL PASO CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(In Millions, Except per Share Amounts)
(UNAUDITED)


                                              Fourth Quarter     Twelve Months
                                                  Ended              Ended
                                               December 31,       December 31,
                                               -------------     -------------
                                               2002     2001      2002     2001

Operating revenues                            $2,796   $2,759    $12,194  $13,649

Operating expenses
    Cost of products and services              1,944    1,084      6,447    6,353
    Operation and maintenance                    728      679      2,606    2,876
    Restructuring and merger-related costs        18       (7)        81    1,520
    (Gain) loss on long-lived assets             311       19        282      183
    Western Energy Settlement                    899        -        899        -
    Ceiling test charges                           2        -        269      135
    Depreciation, depletion and amortization     348      345      1,405    1,327
    Taxes, other than income taxes                65       43        277      334
                                               ------   -----     ------   -------
                                               4,315    2,163     12,266   12,728
                                               ------  ------     ------   -------
Operating income (loss)                       (1,519)     596        (72)     921

Equity earnings and other income (expense)      (163)     301       (153)     708
                                               ------  ------     ------   -------
Earnings before interest expense, income
  taxes and other charges                     (1,682)     897       (225)   1,629
Interest and debt expense                        392      290      1,400    1,156

Returns on preferred interests of
  consolidated subsidiaries                       38       48        159      217
                                               ------  ------     ------   ------
Income (loss) before income taxes             (2,112)     559     (1,784)     256
Income taxes                                    (600)     180       (495)     184
                                               ------  ------     ------   -------
Income (loss) from continuing operations
  before extraordinary items
  and cumulative effect of accounting changes (1,512)     379     (1,289)      72

Discontinued operations, net of income taxes      (2)      (4)      (124)      (5)

Extraordinary items, net of income taxes           -        -          -       26

Cumulative effect of accounting changes,
   net of income taxes                          (222)       -        (54)       -
                                               ------  ------     ------   -------
Net income (loss)                            $(1,736)    $375    $(1,467)     $93
                                              =======  ======     =======  =======

Diluted earnings (loss) per common share      $(2.92)   $0.72    $ (2.62)   $0.18
                                              =======  ======     =======  =======
Diluted average common shares



EL PASO CORPORATION

CONSOLIDATED ANALYSIS OF NON-RECURRING ITEMS
(In Millions, Except per Share Amounts)
(UNAUDITED)


                                        Fourth Quarter Ended    Twelve Months Ended
                                             December 31,         December 31,
                                        --------------------    ------------------
                                            2002     2001         2002      2001
                                        ---------- ---------   --------- ---------

Reported net income (loss)               $(1,736)    $375      $(1,467)    $93

Non-recurring items affecting EBIT
Restructuring and merger-related costs        18       (7)          81   1,520
Impairment of long-lived assets              549       16          549     178
Impairment of equity investments             291        -           51      77
Impairments of cost basis investments          -        6           56      66
Net gain on sale of long-lived assets       (237)       -         (246)      -
Net loss on sale of equity investments        20       34          578       -
Changes in accounting estimates (a)            -        -            -     316
Western Energy Settlement                    899        -          899       -
Ceiling test charges                           2        -          269     135
                                           ------  --------    -------  -------
Total non-recurring items affecting EBIT   1,542       49        2,237   2,292
                                           ------  --------    -------  -------
Currency loss on Euro bond offering-
  reported as interest and debt expense       -         -          45        -
Income taxes- tax effect of above
  non-recurring items                      (437)      (16)       (632)    (635)
Discontinued coal operations, net
 of income taxes                              2         4         124        5
Extraordinary items, net of income
  taxes-FTC ordered asset sales               -         -           -      (26)
Cumulative effect of accounting
  changes, net of income taxes
  Adoption of EITF No. 02-3                 222         -         222        -
  Adoption of Derivatives Issue C-16          -         -         (14)       -
  Adoption of SFAS No. 141- elimination
    of negative goodwill     -                -      (154)          -
                                         -------    -------     -------  -------
Pro forma net income (loss)               $(407)     $412        $361    $1,729
                                         =======    =======     =======  =======
Diluted earnings (loss) per common share:
Pro forma diluted earnings per common
   share                                 $(0.69)    $0.79       $0.64     $3.31
Restructuring and merger-related costs    (0.02)     0.01       (0.10)    (2.14)
Impairment of long-lived assets           (0.66)    (0.02)      (0.71)    (0.23)
Impairment of equity investments          (0.03)        -       (0.07)    (0.10)
Impairments of cost basis investments        -      (0.01)      (0.07)    (0.08)
Net gain on sale of long-lived assets      0.28         -        0.32         -
Net loss on sale of equity investments    (0.35)    (0.04)      (0.74)        -
Changes in accounting estimates (a)          -          -           -     (0.40)
Western Energy Settlement                 (1.08)        -       (1.16)        -
Ceiling test charges                         -          -       (0.35)    (0.17)
Currency loss on Euro bond offering          -          -       (0.06)        -
Discontinued coal operations                 -      (0.01)      (0.22)    (0.01)
Extraordinary items-FTC ordered asset sales  -          -           -      0.05
Cumulative effect of accounting changes
Adoption of EITF No. 02-3                 (0.37)        -       (0.40)       -
   Adoption of Derivatives Issue C-16        -          -        0.03        -
   Adoption of SFAS No. 141-
      elimination of negative goodwill       -          -        0.27        -
Adjustment for antidilution  (b)             -          -           -    (0.05)
                                       --------   -------     -------- --------
Reported diluted earnings (loss)
   per common share                     $(2.92)     $0.72      $(2.62)   $0.18
                                       =======    =======     =======  =======
Reported diluted average common
  shares outstanding (000's)           593,894    529,154     559,521  515,591
                                       =======    =======     =======  =======
Adjusted pro forma diluted average
  common shares outstanding (000's)(b) 593,894    529,154     560,466  530,494
                                       =======    =======     =======  =======


(a) Changes in estimates related to environmental liabilities and spare parts inventories, as discussed in our Form 10-K for the period ended December 31, 2001

(b) Adjusted pro forma diluted earnings (loss) per common share and adjusted pro forma diluted average common shares outstanding for the year ended December 31, 2002 and 2001, include the impact of securities that are antidilutive for purposes of reporting under U.S. generally accepted accounting principles. As a result, these amounts differ from our reported amounts.



EL PASO CORPORATION
SCHEDULE OF NON-RECURRING ITEMS
(UNAUDITED)


                                                   Fourth Quarter                                 Twelve Months
                                                  Ended December 31,                              Ended December 31,
                                                  2002                 2001                2002                2001
 (in Millions)                                 Pre-tax    After-tax  Pre-tax  After-tax  Pre-tax  After-tax  Pre-tax  After-tax

 Restructuring and merger-related costs
   Employee severance, retention and
     transition costs                            $18        $13      $9        $6        $41      $30       $838      $569
   Transaction costs and fees                      -          -       -         -         40       29         70        48
   Business and operational integration            -          -     (32)      (22)         -        -        383       260
   Other                                           -          -      16        11          -        -        229       257

      Total restructuring and merger-related
         costs                                    18         13      (7)      (5)         81       59      1,520     1,134

Asset impairments and net (gain)/loss on sales
Long-lived assets impairment                     549         93      16       11         549      397        178       121
Equity investments impairment                    291        209       -        -          51       37         77        52
Cost basis investments impairment                  -          -       6        4          56       40         66        45
Long-lived assets net gain on sales             (237)      (169)      -        -        (246)    (177)         -         -
Equity investments net loss on sales              20         14      34       23         578      418          -         -

      Total (gain)/loss on assets                623        447      56       38         988      715        321       218

Changes in accounting estimates                    -          -       -        -           -        -        316       214
Western Energy Settlement                        899        644       -        -         899      649          -
Ceiling test charges                               2          1       -        -         269      194        135        91

      Total charges impacting EBIT             1,542      1,105      49       33       2,237    1,617      2,292     1,657

Currency Loss                                      -          -       -        -          45       33         -          -

Discontinued operations, net of income taxes       -          2       -        4           -      124         -          5

Extraordinary items, net of income taxes           -          -       -        -           -       -          -        (260)

Cumulative effect of accounting changes,
    net of income taxes                            -        222       -        -           -      54         -           -

Total non-recurring items                     $1,542     $1,329     $49      $37      $2,282  $1,828     $2,292     $1,636


                              Fourth quarter 2002          Twelve Months Ended 2002
                            Pro Forma  Non-Rec  Reported   Pro Forma Non-Rec  Reported
                             EBIT      Charges  EBIT        EBIT    Charges    EBIT

Total EBIT by segment
   Pipelines                $355        $561     $(206)    $1,380      $562    $818
   Production                178           6       172        807       273     534
   Merchant Energy          (648)        972    (1,620)      (328)    1,310  (1,638)
   Field Services             27        (166)      193        160      (127)    287
   Corporate and Other       (52)        169      (221)       (7)       219    (226)
      Total                $(140)     $1,542   $(1,682)    $2,012    $2,237   $(225)


                              Fourth quarter 2001          Twelve Months Ended 2001
                            Pro Forma  Non-Rec  Reported   Pro Forma Non-Rec  Reported
                             EBIT      Charges  EBIT        EBIT    Charges    EBIT

Total EBIT by segment
   Pipelines                 $362        $-       $362     $1,372     $334   $1,038
   Production                 277         -        277      1,128      208      920
   Merchant Energy            307         50       257      1,279      375      904
   Field Services              61         -         61        251       56      195
   Corporate and Other        (61)        (1)      (60)      (109)   1,319   (1,428)
      Total                  $946        $49       $897    $3,921   $2,292   $1,629


Reconciliation of Trading Contracts
Fourth Quarter 2002
(in $ millions)

Fair value of contracts outstanding at September 30, 2002                $968
                                                                       -------
Cumulative effect of accounting change (343) Inventory-related reclassifications as a result of accounting change (254) Fair value of contracts settled during the period 214 Change in fair value of contracts  (620) Other  (24)
                                                                      --------
    Net change in contracts outstanding during the period             (1,027)
Fair value of contracts outstanding at December 31, 2002                $(59)